Exhibit 10.3
This Third Amendment to the Amended Medicaid Managed Care Contract, State-Wide and Region 3, as appropriate, for SFY 2014-2015 (the “Contract”) by and between the Commonwealth of Kentucky, through the Cabinet for Finance and Administration, on behalf of the Cabinet for Heath and Family Services, Department for Medicaid Services (collectively herein “Cabinet”) and WellCare of Kentucky, Inc. (herein after “Contractor”) is to address certain rate and regulatory issues.
WHEREAS, the Cabinet and Contractor have agreed to certain amendments to the Managed Care Contract in place for the SFY 2014-2015;
NOW THEREFORE, the Contract is hereby amended as follows:
Section 1. Appendix A. “Capitation Payment Rates” shall be amended to incorporate the Revised Rates attached hereto, subject to the approval of the Centers for Medicare and Medicaid Services (CMS).
Section 2.    The following new Section “Risk Corridor Payment Adjustment,” concerning a risk corridor, shall be added and shall read in its entirety as follows:
The total annual capitation payment made to the Contractor for ACA Expansion members and their associated healthcare costs shall be evaluated against a designated Risk Corridor to determine whether a Risk Corridor Payment Adjustment is warranted. A symmetrical Risk Corridor shall be established around a target Medical Loss Ratio (see definition in Appendix T attached hereto and incorporated into the Appendices of the Contract) of eighty-seven (87) percent of total capitation paid by DMS on behalf of ACA Expansion members for each Calendar Year. A range of plus or minus five (5) percent, for which no premium adjustment shall be made, will be established around the Medical Loss Ratio target. If the Contractor has a Medical Loss Ratio outside of the target range it shall be subject to an adjustment to total ACA Expansion capitation payments for the Calendar Year. The adjustment will be computed as eighty (80) percent of the difference between the actual countable ACA Expansion Medical Expenses of the Contractor and the dollar amount corresponding to the upper or lower risk corridor boundary. Total Medical expenses below the lower Risk Corridor boundary of eighty-two (82) percent will result in a premium refund from the Contractor to the Commonwealth. Total Medical expenses above the upper risk corridor boundary of ninety-two (92) percent will result in an additional premium payment from the Commonwealth to the Contractor.

The first period of operation subject to this adjustment shall be Calendar Year 2014 and adjustments will continue annually through the contract coverage period. The preliminary Risk Corridor adjustment process will begin eighteen (18) months after the start of the Calendar year. The Final adjustment process will begin 24 months after the start of the Calendar Year. If the contract with the Contractor is not renewed at any time on the July 1st annual contract renewal date or as a result of a subsequent contract award, the risk corridor process will be unchanged except that the Medical Loss Ratio and Annual Statement will reflect an appropriately reduced number of months of experience instead of the full 12 months.

As part of the preliminary and final financial reconciliation process described above, the Contractor will be required to prepare supplemental financial schedules to reconcile Medical Expenses reported on the Annual Statement required by the Kentucky Department of Insurance to medical expenses reported to the Department for Medicaid Services and additional financial schedules describing how reported expenses were directly attributed or allocated to the ACA Expansion population. These schedules, and any other information the Contractor wants to submit for consideration, will be due to the commonwealth 30 calendar days after the end of the 18 month and 24 month periods described above. The Commonwealth will then determine, within 30 days, if any adjustment is to be paid out or collected. The Contractor will then have 30 days to review the Commonwealth’s findings and remit, if applicable, payment to the Commonwealth or receive, if applicable payment from the Commonwealth. Items for reconciliation, including non-claim specific items, are further described in Appendix T of the amended contract. The Annual Statement and supplemental schedules will by audited by an independent accounting firm contracted by the

Commonwealth. The Contractor shall cooperate with the accounting firm by supplying all clarifications and answers to inquiries requested in an expedient manner.

Section 3.    Section 12.2 “Risk Adjustment Method for ACA Members” shall be amended to read in its entirety as follows:
The capitation rates for Expansion Members will be risk-adjusted on a prospective basis in the same manner as for Current Members. The Initial Adjustment shall use the Encounter Data for 2014 with a three month run-out and an effective date of July 1, 2015.

Section 4.    The following new Section “Health Insurers’ Premium Fee under the ACA” concerning the payment method for the health insurers’ premium fee under the ACA shall be added and shall read in its entirety as follows:
The health insurers’ premium fee under the ACA for calendar year 2013 and 2014 premiums were due in September 2014 and September 2015 respectfully. If the Contractor is subject to the health insurer’s premium fee for the Capitation Payments being made under the existing Managed Care Contract(s) with the Commonwealth, as amended, the Commonwealth shall compensate the Contractor for that fee and for any federal taxes resulting from such compensation. To facilitate this payment, the Contractor shall provide the Department with the Insurer’s Premium Fee assessment received from the Federal Government and the pro rata portion attributed to the Contractor’s Capitation Payments under its Contract(s) for the preceding calendar year. In addition the Contractor shall provide a certified statement from its Chief Financial Officer as to the effective Federal Tax Rate paid for the past five tax periods. These shall be submitted to the Department no later than September 1 of each year that the Insurer’s premium fee is imposed. For the calendar 2013 and 2014 fees, the Department will make an adjustment to the Contractor’s 2013 and 2014 Capitation Rates retroactively to compensate the Contractor for the Commonwealth’s share of the Insurers’ Premium Fee and the Contractor’s Federal Tax payment attributed to these adjustments using the average of the

Federal Tax Rate the Contractor paid for the past five tax periods.
Effective July 1, 2015, using the prior years’ assessment as an estimate, the Capitation Payment shall be adjusted to compensate Contractor for the 2015 assessment. This rate shall be adjusted each month based upon the Contractor’s Membership changes and shall be reconciled at the end of the period. This payment method is contingent upon receipt of federal financial participation for the payment and CMS approval.

Section 5.    The following language corrections/additions to the Contract have been requested by CMS in order to confirm that the Contractor has been in compliance with the requirements of 42 CFR 438 and other applicable federal laws or regulations. The Cabinet acknowledges that these requirements have heretofore been incorporated by reference under the Contract and that the Contractor has been in compliance with all such requirements.
a)    In Section 1. “Definitions,” the following definitions shall be added or amended:

Emergency Services or Emergency Care means covered inpatient and outpatient services that are as follows: (1) furnished by a provider that is qualified to furnish these services; and (2) needed to evaluate or stabilize an emergency medical condition.

I/T/U means (“I”) Indian Health Service, (“T”) Tribally operated facility/program, and (“U”) Urban Indian clinic.
Service Authorization Request means a Member’s request for the provision of a service.

b)	The following new Section “Compliance with Federal Law” shall be added and shall read in its entirety as follows:

A.	The Contractor shall be prohibited from paying for an item or service (other than an emergency item or service, not including items or services furnished in an emergency room of a hospital):

(1)
Furnished by any individual or entity during any period when the individual or entity is excluded from participation under Title V, XVIII, or XX of the Social Security Act or sections 1128, 1128A, 1156, or 1842(j)(2),[203] of the Social Security Act;

(2)
Furnished at the medical direction or on the prescription of a physician, during the period when such physician is excluded from participation under title V, XVIII, or XX or pursuant to section 1128, 1128A, 1156, or 1842(j)(2) of the Social Security Act and when the person furnishing such item or service knew, or had reason to know, of the exclusion (after a reasonable time period after reasonable notice has been furnished to the person);

(3)
Furnished by an individual or entity to whom the Department has failed to suspend payments during any period when there is a pending investigation of a credible allegation of fraud against the individual or entity, unless the Department determines there is good cause not to suspend such payments;

(4)	With respect to any amount expended for which funds may not be used under the Assisted Suicide Funding Restriction Act of 1997;

(5)	With respect to any amount expended for roads, bridges, stadiums, or any other item or service not covered under the Medicaid State Plan;

(6)	For home health care services provided by an agency or organization, unless the agency provides the state with a surety bond as specified in Section 1861(o)(7) of the Social Security Act.

B.	The Capitation Payment provided by this Contract shall not be paid to the Contractor if it could be excluded from participation in Medicare or Medicaid for any of the following reasons:

(1)	The Contractor is controlled by a sanctioned individual;

(2)
The Contractor has a contractual relationship that provides for the administration, management or provision of medical services, or the establishment of policies, or the provision of operational support for the administration, management or provision of medical services, either directly or indirectly, with an individual convicted of certain crimes as described in section 1128(b)(8)(B) of the Social Security Act;

(3)	The Contractor employs or contracts, directly or indirectly, for the furnishing of health care, utilization review, medical social work, or administrative services, with one of the following:

a. Any individual or entity excluded from participation in Federal health care programs.

b. Any entity that would provide those services through an excluded individual or entity.

C.	The Contractor shall not:

(1)	Knowingly have a director, officer, or partner who is (or is affiliated with a person/entity that is) debarred, suspended, or excluded from participation in federal healthcare programs.

(2)
Knowingly have a person with ownership of more than 5% of the MCE’s equity who is (or is affiliated with a person/entity that is) debarred, suspended, or excluded from participation in federal healthcare programs.

(3)
Knowingly have an employment, consulting, or other agreement with an individual or entity for the provision of MCE contract items or services who is (or is affiliated with a person/entity that is) debarred, suspended, or excluded from participation in federal healthcare programs.

(4)
If the Department learns that the Contractor has a prohibited relationship with a person or entity who is debarred, suspended, or excluded from participation in federal healthcare programs, the Department shall notify CMS of the noncompliance;. may continue this Contract unless CMS directs otherwise; shall not renew or extend this Contract unless CMS provides to the Department a written statement describing compelling reasons that exist for renewing or extending the agreement.

D.
The Contractor shall report to the Department and, upon request, to the Secretary of HHS, the Inspector General of the HHS, and the U. S. Comptroller General a description of transactions between the Contractor and a party in interest (as defined in section 1318(b) of such Social Security Act), including the following transactions: (i) Any sale or exchange, or leasing of any property between the Contractor and such a party(ii) Any furnishing for consideration of goods, services (including management services), or facilities between the Contractor and such a party, but not including salaries paid to employees for services provided in the normal course of their employment.(iii) Any lending of money or other extension of credit between the Contractor and such a party. The Contractor shall make any reports of transactions between the Contractor and parties in interest that are provided to the Department, or other agencies available to Members upon reasonable request.

E.
The Contractor shall disclose to the Department any persons or corporations with an ownership or control interest in the Contractor that has direct, indirect, or combined direct/indirect ownership interest of 5% or more of the Contractor’s equity; owns 5% or more of any mortgage, deed of trust, note, or other obligation secured by the Contractor if that interest equals at least 5% of the value of the Contractor’s assets; is an officer or director of the Contractor organized as a corporation, or is a partner of the Contractor organized as a partnership.

The disclosure shall contain: the name and address (The address for corporate entities must include as applicable primary business address, every business location, and P.O. Box address; date of birth and Social Security Number (in the case of an individual); other tax identification number (in the case of a corporation);

whether the control interest in the Contractor or the Contractor’s subcontractor is related to another person with ownership or control interest in the Contractor as a spouse, parent, child, or sibling; the name of any other Medicaid provider or fiscal agent in which the person or corporation has an ownership or control interest and the name, address, date of birth, and Social Security Number of any managing employee of the Contractor.

c)	Section 4.1 “Performance Standards,” shall be amended to read in its entirety as follows:
The Contractor shall perform or cause to be performed all of the Covered Services and shall develop, produce and deliver to the Department all of the statements, reports, data, accounting, Claims and documentation described and required by the provisions of this Contract, and the Department shall make payments to the Contractor on a capitated basis as described in this Contract. The Contractor acknowledges that failure to comply with the provisions of this Contract may result in Finance taking action pursuant to Sections 40.0 through 40.13, “Remedies for Violation, Breach, or Non-Performance of Contract”. The Contractor shall meet the applicable terms and conditions imposed upon Medicaid managed care organizations as set forth in 42 United States Code Section 1396b(m), 42 CFR 438 et seq., 907 KAR Title 17, other related managed care regulations and the 1915 Waiver, as applicable.

d)	Section 5.4 “Employment Practices,” shall be amended to add the following at the end of the Section:

D.	Title IX of the Education Amendments of 1972 (regarding education, programs and activities);

E.	The Age Discrimination Act of 1975;

e)	Sections 20.7 “Adverse Actions Related to Medical Necessity or Coverage Denials,” shall be amended to read in its entirety as follows:

20.7 Adverse Actions Related to Requests for Services and Coverage Denials

The Contractor shall provide the Member written notice that meets the language and formatting requirements for Member materials, of any adverse Action (not just service authorization actions) within the timeframes for each type of Action pursuant to 42 CFR 438.210(c). The notice must explain:

A.	The action the Contractor has taken or intends to take;

B.	The reasons for the action in clear, non–technical language that is understandable by a layperson;

C.	The federal or state regulation supporting the action, if applicable;

D.	The Member’s right to appeal;

E.	The Member’s right to request a State hearing;

F.	Procedures for exercising Member’s rights to Appeal or file a Grievance;

G.	Circumstances under which expedited resolution is available and how to request it;

H.
The Member’s rights to have benefits continue pending the resolution of the Appeal, how to request that benefits be continued, and the circumstances under which the Member may be required to pay the costs of these services;

I.	Be available in the state-established prevalent non-English languages in its service area;

J.	Be available in alternative formats for persons with special needs; and

K.	Be easily understood in language and format.

The Contractor must give notice at least:

A.
Ten (10) Days before the date of an adverse Action when the Action is a termination, suspension or reduction of a covered service authorized by the Department, its agent or Contractor, except the period of advanced notice is shortened to five (5) Days if Member Fraud or Abuse has been determined.

B.	The Contractor must give notice by the date of the adverse Action for the following:

(1)	In the death of a Member;

(2)
A signed written Member statement requesting service termination or giving information requiring termination or reduction of services (where he understands that this must be the result of supplying that information);

(3)	The Member’s admission to an institution where he is ineligible for further services;

(4)	The Member’s address is unknown and mail directed to him has no forwarding address;

(5)	The Member has been accepted for Medicaid services by another local jurisdiction;

(6)	The Member’s physician prescribes the change in the level of medical care;

(7)	An adverse determination made with regard to the preadmission screening requirements for nursing facility admissions on or after January 1, 1989;

(8)
The safety or health of individuals in the facility would be endangered, the Member’s health improves sufficiently to allow a more immediate transfer or discharge, an immediate transfer or discharge is required by the Member’s urgent medical needs, or a Member has not resided in the nursing facility for thirty (30) days.

C.	The Contractor must give notice on the date of the adverse Action when the Action is a denial of payment.

D.
The Contractor must give notice as expeditiously as the Member’s health condition requires and within State-established timeframes that may not exceed two (2) business days following receipt of the request for service, with a possible extension of up to fourteen (14) additional days, if the Member, or the Provider, requests an extension, or the Contractor justifies a need for additional information and how the extension is in the Member’s interest. If the Contractor extends the time frame, the Contractor must give the Member written notice of the reason for the decision to extend the timeframe and inform the Member of the right to file a Grievance if he or she disagrees with that decision; and issue and carry out the determination as expeditiously as the Member’s health condition requires and no later than the date the extension expires.

E.
For cases in which a Provider indicates, or the Contractor determines, that following the standard timeframe could seriously jeopardize the Member’s life or health or ability to attain, maintain or regain maximum function, the Contractor shall make an expedited authorization decision and provide notice as expeditiously as the Member’s health condition requires and no later than two (2) business days after receipt of the request for service.

F.
The Contractor shall give notice on the date that the timeframes expire when service authorization decisions not reached within the timeframes for either standard or expedited service authorizations. An untimely service authorization constitutes a denial and is thus an adverse action.

f)	Section 22.1 “Required Functions,” shall be amended to add the following at the end of the Section:

W.	Ensure each Member is free to exercise his or her rights without the Contractor or its Providers treating the Member adversely.

X.	Guaranteeing each Member’s right to receive information on available treatment options and alternatives, presented in a manner appropriate to the Member’s condition and ability to understand.

g)	Section 22.2 “Member Handbook,” shall be amended to add the following phrase in subsection “O” after the words “second opinions”
in or out of the Contractor’s Provider network

h)	The following new Section “Information Materials Requirements” shall be added and shall read in its entirety as follows:
The Contractor shall notify all Members of their right to request and obtain the information listed herein at least once a year and within a reasonable time after the Contractor receives from the Department notice of the Member's enrollment. Any change in the information listed herein shall be communicated at least 30 days before the intended effective date of the change.

A.
Names, locations, telephone numbers of, and non-English languages spoken by, Providers in the Contractor’s network, including identification of Providers that are not accepting new patients. This includes, at a minimum, information on primary care physicians, specialists, and hospitals.

B.	Any restrictions on the Member's freedom of choice among network Providers.

C.	Member rights and protections, as specified in 42 CFR §438.100.

D.
Information on the right to file grievances and appeals and procedures as provided in 42 CFR §§438.400 through 438.424 and 907 KAR 17:010, including: requirements and timeframes for filing a grievance or appeal; availability of assistance in the filing process; toll-free numbers that the Member can use to file a grievance or an appeal by phone; that when requested benefits can continue during the grievance or appeal; and that the Member may be required to pay the cost of services furnished while the appeal is pending, if the final decision is adverse to the Member.

E.	Information on a State fair hearing including the right to hearing; method for obtaining a hearing; and rules that govern representation at the hearing.

F.	The amount, duration, and scope of benefits available under the Contract in sufficient detail to ensure that Members understand the benefits to which they are entitled.

G.	Procedures for obtaining benefits, including authorization requirements.

H.	The extent to which, and how, Members may obtain benefits, including family planning services, from out-of-network providers.

I.	The extent to which, and how, after-hours and emergency coverage are provided, including:

a.	What constitutes emergency medical condition, emergency services, and post-stabilization services, with reference to the definitions in 42 CFR §438.114(a) and 907 KAR 3:130.

b.	The fact that prior authorization is not required for emergency services.

c.	The process and procedures for obtaining emergency services, including use of the 911-telephone system.

d.	The locations of any emergency settings and other locations at which providers and hospitals furnish emergency services and post-

stabilization services covered under the Contract.

e.	The fact that, subject to the provisions of this section, the Member has a right to use any hospital or other setting for emergency care.

J.	The post-stabilization care services rules set forth at 42 CFR §422.113(c).

K.	The Contractor’s policy on referrals for specialty care and for other benefits not furnished by the Member's primary care provider.

L.	Cost sharing, if any.

M.	How and where to access any benefits that are available under the State plan but are not covered under the Contract.

N.	Any appeal rights made available to Providers to challenge the failure of the Contractor to cover a service.

O.	Advance directives, as set forth in 42 CFR §438.6(i)(2).

P.	Upon request, information on the structure and operation of the Contractor and physician incentive plans.
A Member’s right to request and receive a copy of his or her medical records and request that the records be amended or corrected.

i)	Section 22.6 “Member’s Rights and Responsibilities” shall be amended to add the following subsection:
K. Any Indian enrolled with the Contractor eligible to receive services from a participating I/T/U provider or a I/T/U primary care provider shall be allowed to receive services from that provider if part of Contractor’s network,

j)	Section 23.4 “Primary Care Provider (PCP) Changes,” shall be amended to add the following sentence at the end of the first paragraph of that section:
Pursuant to 42 CFR 438.56, for Members in a designated rural area in which only the Contractor provides services, the restrictions on changing PCPs cannot be more restrictive than for Member Disenrollment as outlined in Section 27.3 “Member Request for Disenrollment.”

k)	Section 24.1 “Grievance and Appeal Policies and Procedures,” shall be amended to read in its entirety as follows:

The Contractor shall have a timely and organized Grievance and Appeal Process with written policies and procedures for resolving Grievances filed by Members. The Grievance and Appeal Process shall address Members’ oral and written grievances. The Grievance and Appeal Process shall be approved in writing by the Department prior to implementation and shall be conducted in compliance with the notice, timelines, rights and procedures in 42 CFR 438 subpart F, 907 KAR 17:010 and other applicable CMS and Department requirements. These policies and procedures shall include, but not be limited to:

A.	Provide the Member the opportunity to present evidence and allegations of fact or law, in person as well as in writing;

B.	Allow the Member or the Member’s representative prior to and after the appeal to review the Member’s case file;

C.	Consider the Member, the Member’s representative, or the legal representative of the Member’s estate as parties to the appeal;

D.	A process for evaluating patterns of grievances for impact on the formulation of policy and procedures, access and utilization;

E.	Procedures for maintenance of records of grievances separate from medical case records and in a manner which protects the confidentiality of Members who file a grievance or appeal;

F.	Ensure that a grievance or an appeal is disposed of and notice given as expeditiously as the Member’s health condition requires but not to exceed 30 days from its initiation;

G.	Ensure individuals who make decisions on grievances and appeals were not involved in any prior level of review;

H.	If the grievance involves a Medical Necessity determination, ensure that the grievance and appeal is heard by health care professionals who have the appropriate clinical expertise;

I.
Process for informing Members, orally and/or in writing, about the Contractor’s Grievance and Appeal Process by making information readily available at the Contractor’s office, by distributing copies to Members upon enrollment; and by providing it to all subcontractors at the time of contract or whenever changes are made to the Grievance and Appeal Process;

J.	Provide assistance to Members in filing a grievance if requested or needed;

K.	Include assurance that there will be no discrimination against a Member solely on the basis of the Member filing a grievance or appeal;

L.	Include notification to Members in the Member Handbook regarding how to access the Cabinet’s ombudsmen’s office regarding grievances, appeals and hearings;

M.	Provide oral or written notice of the resolution of the grievance in a manner to ensure ease of understanding;

N.	Provide for an appeal of a grievance decision if the Member is not satisfied with that decision.

O.	Provide for continuation of services, if appropriate, while the appeal is pending;

P.	Provide expedited appeals relating to matters which could place the Member at risk or seriously compromise the Member’s health or well-being;

Q.	Not require a Member or a Member’s representative to follow an oral request for an expedited appeal with a written request;

R.	Inform the Member of the limited time to present evidence and allegations of fact or law in the case of an expedited appeal;

S.	Provide written notice of the appeal decision;

T.	Provide for the right to request a hearing under KRS Chapter 13B; -

U.	Provide for continuation of services, if appropriate, while the hearing is pending;

V.	Allows a Provider to file a grievance or appeal on the Member’s behalf as provided in 907 KAR 17.010; and.

W.
Notifies the Member that if a Service Authorization Request is denied and the Member proceeds to receive the service and appeal the denial, if the appeal is in the Contractor’s favor, that the Member may be liable for the cost.

If the Contractor continues or reinstates the Member's benefits while the appeal is pending, the benefits must be continued until one of the following occurs:

A.	The Member withdraws the appeal,

B.	The Member does not request a State Fair Hearing with continuation of benefits within 10 days from the date the Contractor mails an adverse appeal decision,

C.	A State Fair Hearing decision adverse to the Member is made, or

D.	The service authorization expires or authorization limits are met.

All grievance or appeal files shall be maintained in a secure and designated area and be accessible to the Department or its designee, upon request, for review. Grievance or appeal files shall be retained for ten (10) years following the final decision by the Contractor, HSD, an administrative law judge, judicial appeal, or closure of a file, whichever occurs later.

The Contractor shall have procedures for assuring that files contain sufficient information to identify the grievance or appeal, the date it was received, the nature of the grievance or appeal, notice to the Member of receipt of the grievance or appeal, all correspondence between the Contractor and the Member, the date the grievance or appeal is resolved, the resolution, the notices of final decision to the Member, and all other pertinent information. Documentation regarding the grievance shall be made available to the Member, if requested.

l)	Section 24.2 “State Hearings for Members,” shall be amended to read in its entirety as follows:

A Member may not file a grievance with the state. A Member shall exhaust the internal Appeal process with the Contractor prior to requesting a State Fair Hearing. The Contractor, the Member, or the Member’s representative or legal representative of the Member’s estate shall be parties to the hearing as provided in 907 KAR 17:010(5). A Member may request a State Fair Hearing if he or she is dissatisfied with an Action that has been taken by the Contractor within forty-five (45) days of the final appeal decision by the Contractor as provided for in 907 KAR 17:010. A Member may request a State Fair Hearing for an Action taken by the Contractor that denies or limits an authorization of a requested service or reduces, suspends, or terminates a previously authorized service. The standard timeframe for reaching a decision in a State Fair Hearing is found in KRS Chapter 13B.
Failure of the Contractor to comply with the State Fair Hearing requirements of the state and federal Medicaid law in regard to an Action taken by the Contractor or to appear and present evidence will result in an automatic ruling in favor of the Member.
The contractor shall authorize or provide the disputed services promptly and as expeditiously as the Member's health condition requires if the services were not furnished while the appeal was pending and the State Fair Hearing results in a decision to reverse the Contractor’s decision to deny, limit, or delay services. The Contractor shall pay for disputed services received by the Member while the appeal was pending and the State Fair Hearing reverses a decision to deny authorization of the services.

The Department shall provide for an expedited hearing within three (3) days of a request for an appeal that meets the requirements of an expedited appeal after a denial by the Contractor.

m)	Section 26.15 “Member Request for Disenrollment,” shall be amended to read in its entirety as follows:
A Member may request Disenrollment only with cause pursuant to 42 CFR 438.56. The cause for disenrollment includes but is not limited to the following: the Member needs related services to be performed at and not all related services are available within the Contractor’s network and the Member’s provider determines that receiving the services separately would subject the Member to unnecessary risk; poor quality of care; lack of access to services covered under the Contract; or lack of access to Providers experienced in dealing with the Member's health care needs.
The Member shall submit a written or oral request to request Disenrollment to either the Contractor or the Department giving the reason(s) for the request. If submitted to the Contractor, the Contractor shall transmit the Member’s request to the Contract Compliance Officer of the Department. If submitted to the Department, the Department shall transmit a copy to Contractor. If the Disenrollment request is not granted, the Member may request a state fair hearing. The Department shall notify all Members of their disenrollment rights at least annually no less than 60 days before the start of each enrollment period.

n)	Section 27.1 “Required Functions,” shall be amended to add the following at the end of subsection “O”:
; and

P.	Consult with a requesting Provider on authorization decisions, when appropriate.

Q.	Ensures no punitive action is taken against a Provider who either requests an expedited resolution or supports a Member’s appeal.

o)	In Section 27.7 “Provider Maintenance of Medical Records,” (found in Section 27.6 in Region 3 Contracts) add the following at the end of the Section:
A Member’s medical record shall include at a minimum for hospitals and mental hospitals:

A.	Identification of the beneficiary.

B.	Physician name.

C.
Date of admission and dates of application for and authorization of Medicaid benefits if application is made after admission; the plan of care (as required under 42 CFR 456.172 (mental hospitals) or 42 CFR 456.70 (hospitals).
Initial and subsequent continued stay review dates (described under 42 CFR 456.233 and 42 CFR 465.234 (for mental hospitals) and 42 CFR 456.128 and 42 CFR 456.133 (for hospitals)

D.	Reasons and plan for continued stay if applicable.

E.	Other supporting material the committee believes appropriate to include.

F.	For non-mental hospitals only: 1. Date of operating room reservation. 2. Justification of emergency admission if applicable.

p)	The following new Section “Reenrollment” shall be added and shall read in its entirety as follows:
A Member whose eligibility is terminated because the Member no longer qualifies for medical assistance under one of the aid categories listed in Section 26.9 “Persons Eligible for Enrollment” or otherwise becomes ineligible may apply for reenrollment in the same manner as an initial enrollment.
A Member previously enrolled with the Contractor shall be automatically reenrolled with the Contractor if eligibility for medical assistance is re-established within two (2) months of losing eligibility. The Contractor shall be given a new enrollment date once a Member has been reinstated.
Reenrollment that is more than two (2) months after losing eligibility shall be treated as a new enrollment for all purposes.

q)	Section 28.1 “Network Providers to Be Enrolled,” shall be amended to add the following sentence at the end of the Section:
The Contractor shall maintain, by written agreements, a network of Providers that consider the geographic location of Providers and its Members, the distance, travel time, the means of transportation ordinarily used by its Members, whether the location provides physical access for its Members with disabilities, and considers the numbers of network Providers who are not accepting new Medicaid patients.

r)	Section 29.1 “Claims Payment,” shall be amended to read in its entirety as follows:
In accordance with the Balanced Budget Act (BBA) Section 4708, the Contractor shall implement Claims payment procedures that ensure 90% of all Provider Claims, including to I/T/Us, for which no further written information or substantiation is required in order to make payment are paid or denied within thirty (30) days of the date of receipt of such Claims and that 99% of all Claims are processed within ninety (90) days of the date of receipt of such Claims. In addition, the Contractor shall comply with the Prompt-Pay statute, codified within KRS 304.17A-700-730, as may be amended, and KRS 205.593, and KRS 304.14-135 and KRS 304.99-123, as may be amended. The date of receipt is the date the MCE receives the claim, as indicated by its date stamp on the claim or other notation as appropriate to the medium used to file a claim and the date of payment is the date of the check or other form of payment.

The Contractor shall, notify the requesting provider of any decision to deny a Claim, or to authorize a service in an amount, duration, or scope that is less than requested.
Any conflict between the BBA and Commonwealth law will default to the BBA unless the Commonwealth requirements are stricter.

s)	Section 30.1 “Medicaid Covered Services,” shall be amended to add the following two paragraphs in front of the first paragraph:
The Contractor shall provide Covered Services in an the amount, duration, and scope that is no less than the amount, duration, and scope furnished Medicaid recipients under fee-for-service program; that are reasonably be expected to achieve the purpose for which the services are furnished; enables the Member to achieve age-appropriate growth and development; and enables the Member to attain, maintain, or regain functional capacity. The Contractor shall not arbitrarily deny or reducing the amount, duration, or scope of a required service solely because of the diagnosis, type of illness, or condition.
The Contractor may establishing measures that are designed to maintain quality of services and control costs and are consistent with its responsibilities to Members; may place appropriate limits on a service on the basis of criteria applied under the Medicaid State Plan, and applicable regulations, such as medical necessity; and place appropriate limits on a service for utilization control, provided the services furnished can reasonably be expected to achieve their purpose.

t)	In Section 30.3 “Second Opinions,” add the following phrase after the word “network” in the first sentence:
or arrange for the Member to obtain a second opinion outside the network without cost to the Member.

u)	The following new Section “Provider-Preventable Diseases” shall be added and shall read in its entirety as follows:

The Contractor shall not pay a Provider for provider-preventable conditions that meet the following criteria:

A.	Is identified in the State Medicaid plan;

B.
Has been found by the Department, based upon a review of medical literature by qualified professionals, to be reasonably preventable through the application of procedures supported by evidence-based guidelines;

C.	Has a negative consequence for the Member;

D.	Is auditable; and

E.
Includes, at a minimum, wrong surgical or other invasive procedure performed on a patient; surgical or other invasive procedure performed on the wrong body part; surgical or other invasive procedure performed on the wrong patient.

The Contractor shall require all Providers to report provider-preventable conditions associated with claims for payment or Member treatments for which payment would otherwise be made. The Contractor shall report all identified provider-preventable conditions in a form or frequency as specified by the Department.

v)	Section 32.3 “Emergency Care, Urgent Care and Post Stabilization Care,” shall be amended to add the following paragraph at the end of the Section:
The Contractor shall not limit what constitutes an emergency medical condition on the basis of lists of diagnoses or symptoms. An Emergency Medical Services Provider shall have a minimum of ten (10) calendar days to notify the Contractor of the Member's screening and treatment before refusing to cover the emergency services based on a failure to notify. A Member who has an emergency medical condition shall not be liable for payment of subsequent screening and treatment needed to diagnose or stabilize the specific condition. The Contractor is responsible for coverage and payment of services until the attending Provider determines that the Member is sufficiently stabilized for transfer or discharge.

w)	Section 39.5 “Penalties for Failure to Correct” shall be amended to add the following to the list of monitory penalties:
(6) Fails to comply with the requirements for physician incentive plans, as set forth (for Medicare) in 42 CFR §§422.208 and 422.210 ($25,000).

x)	Section 39.6 “Notice of Contractor Breach” shall be amended to add the following at the end of the Section:

E.	Appoint temporary management; and

F.	Grant Members the right to disenroll without cause

y) The new Section “Additional Sanctions Required by CMS” shall be added and shall read in its entirety as follows:
Payments provided for under this Contract will be denied for new enrollees when, and for so long as, payment for those enrollees is denied by CMS under 42 CFR 438.730(e).

z)	Appendix H “Covered Services,” in V. “Health Services Limited by Prior Authorization,” clarify Organ Transplant Services as follows:
•Transplantation of Organs and Tissue (Must be in compliance with State Plan and 907 KAR 1:350)

Approvals:

This Amendment to the Contract is subject to the terms and conditions as stated. The parties certify that they are authorized to bind this agreement between parties and that they accept the terms of this agreement.

CONTRACTOR:	WELLCARE OF KENTUCKY, INC.

/s/ Kelly A. Munson	Region President
SIGNATURE	TITLE

Kelly A. Munson	6.24.15
PRINTED NAME	DATE

COMMONWEALTH OF KENTUCKY CABINET FOR FINANCE AND ADMINISTRATION

/s/ Donald R. Speer	Executive Director
SIGNATURE	TITLE

Donald R. Speer	6/25/15
PRINTED NAME	DATE

Approved As To Form And Legality:

/s/ Geri Grigsby
GENERAL COUNSEL CABINET FOR FINANCE AND ADMINISTRATION

APPENDIX A – REVISED RATES

WELLCARE	Region 3	July 1, 2014-June 30, 2015
		Non-ACA Base Rate
Families & Children
Infant - Age Under 1		$553.12
Child - Age 1 to 5		$142.03
Child - Age 6 to 12		$181.97
Child - Age 13 to 18 Female		$361.99
Child - Age 13 to 18 Male		$247.81
Adult - Age 19 to 24 Female		$735.97
Adult - Age 19 to 24 Male		$234.09
Adult - Age 25 to 39 Female		$658.08
Adult - Age 25 to 39 Male		$437.40
Adult - Age 40 or Older Female		$703.33
Adult - Age 40 or Older Male		$561.14

SSI Adults without Medicare
Age 19 to 24 Female		$1,069.27
Age 19 to 24 Male		$730.05
Age 25 to 44 Female		$1,366.60
Age 25 to 44 Male		$1,242.02
Age 45 or Older Female		$1,840.04
Age 45 or Older Male		$1,786.48

Dual Eligible
Female		$161.56
Male		$155.72

SSI Child
Age Under 1		$10,207.52
Age 1 to 5		$1,190.71
Age 6 to 18		$947.85

Foster Care
Infant - Age Under 1		$2,598.89
Age 1 to 5		$427.83
Age 6 to 12		$965.83
Age 13 or Older Female		$1,383.70
Age 13 or Older Male		$1,227.53

Appendix T
Medical Loss Ratio Calculation

Unless specifically addressed below, the Medical Loss Ratio (MLR) calculation shall follow guidelines described in the Affordable Care Act. The formula to be used for the MLR Calculation is as follows:
Adjusted MLR = [(i + q + n - r)/{p + n - r) - t - f - n + r}] + c
Where,
i = incurred claims
q = expenditures on quality improving activities
p = earned premiums (excluding MCO tax)
t = Federal and State taxes (excluding MCO tax)
f = licensing and regulatory fees
n = reinsurance, and risk adjustment payments made by issuer
r = issuer’s reinsurance, and risk adjustment related receipts
c = credibility adjustment, if any.

Additional guidance regarding financial items to excluded or included in the Numerator or Denominator of the Medical Loss Ratio calculation is as follows:
*Numerator
•Incurred Claims
•Direct claims that the MCO pays to providers (including under capitation contracts with health care professionals) for services or supplies covered under the managed care contract with DMS, provided to enrollees;
•Incurred but not reported and unpaid claims reserves for the MLR Reporting year, including claims reported in the process of adjustment;
•Percentage withholds from payments made to contracted providers;
•Claims that are recoverable for anticipated coordination of benefits;
•Claims payments recoveries received as a result of subrogation;
•Changes in other claims-related reserves;
•Claims payments recoveries as a result of fraud reductions efforts, not to exceed the amount of fraud reduction expenses;
•Reserves for contingent benefits and the medical claim portion of lawsuits; and
•The amount of incentive and bonus payments made to providers.
•Deductions From Claims
•Overpayment recoveries received from providers;
•Prescription drug rebates received by the MCO or PIHP; and
•State subsidies based on a stop-loss payment methodology.
•Solvency Funds
•Payments made by an MCO to mandated solvency funds.
•Pass Through Payments

•Increased payments for certain Medicaid primary care services provided by certain qualified primary care providers;
•Supplemental payments included in MCO capitation rates intended for payment to providers and other entities.
•Health Care Quality Activities May be included in numerator
•Any MCO expenditure that meets the requirements of 42 CFR 422.2430.
•Excluded from Claims
•Amounts paid to third party vendors for secondary network savings;
•Amounts paid to third party vendors for network development, administrative fees, claims processing, and utilization management; and
•Amounts paid, including amounts paid to a provider, for professional or administrative services that do not represent compensation or reimbursement for State plan services, provided to an enrollee.
•Amounts paid to the State as remittance

*	Denominator
•Revenue
•State capitation payments to the MCO for all enrollees under a risk contract less any unreturned withholds
•State-developed one time payments, for specific life events;
•Payments to the MCO for incentive arrangements or payments for the amount of a withhold the MCO earns in accordance with conditions in the contract
•Unpaid cost sharing amounts that the MCO could have collected from enrollees under the contract
•All changes to unearned premium reserves.
•Pass Through Payments
•Increased payments for certain Medicaid primary care services provided by certain qualified primary care providers;
•Supplemental payments included in rates intended for payment to providers and other entities.
•Exclusions
•Federal and State taxes and licensing and regulatory fees. Taxes, licensing and regulatory fees
•e.g. Health Insurer Fee
•Statutory assessments to defray the operating expenses of any State or Federal department.
•State taxes and assessments